Exhibit 10.15

DELTA APPAREL, INC.

AMENDED AND RESTATED SHORT-TERM INCENTIVE COMPENSATION PLAN

Article I.     PURPOSE

The purpose of the Plan is to recognize and reward those employees of Delta Apparel, Inc. (the “Company”) who contribute substantially to the achievement of short-term, strategic objectives of the Company and to aid in attracting and retaining employees.

Article II.     DEFINITIONS

“Board” means the Board of Directors of Delta Apparel, Inc.

“CEO” means the Chief Executive Officer of Delta Apparel, Inc.

“Code” means the Internal Revenue Code of 1986, as amended, including any regulations promulgated thereunder and any successor provisions.

“Committee” means such committee of the Board as the Board may designate to administer the Plan; provided that the Committee shall consist of no less than two non-employee directors.

“Company” means Delta Apparel, Inc., a Georgia corporation.

“Compensation Limit” shall have the meaning set forth in Section 5.3.

“Participant” means an employee of the Company or one of its Subsidiaries who is designated as a Participant by the Committee with respect to a Performance Period.

“Performance Criteria” means total stockholder return; revenues, sales, net income, EBIT, EBITDA, stock price, and/or earnings per share; return on assets, net assets, and/or capital; return on stockholders’ equity; debt/equity ratio; working capital; safety; quality; the Company’s financial performance or the performance of the Company’s stock versus peers; cost reduction; productivity; market mix; economic value added or other performance criteria designated by the Committee, in each case determined in accordance with generally accepted accounting principles (“GAAP”), subject to such adjustments as the Committee may determine to be appropriate.

“Performance Period” means the Company’s fiscal year or any other period designated by the Committee.

“Performance Goals” shall have the meaning set forth in Section 5.1.

“Plan” means this Amended and Restated Short-Term Incentive Compensation Plan.

“Subsidiary” means a legal entity of which the Company owns directly or indirectly at least 50% of the equity interests.

“Subsidiary Goal” shall have the meaning set forth in Section 6.3.

Article III.     ADMINISTRATION

3.1.     Administration. The Plan shall be administered by the Committee. The Committee shall have all authority necessary or helpful to enable it to discharge its responsibilities with respect to the Plan, including but not limited to the exclusive right and discretion to (i) interpret the Plan, construe any ambiguous provisions of the Plan, and resolve any ambiguities regarding the application of the provisions of the Plan to any particular set of circumstances; (ii) determine eligibility for participation in the Plan; (iii) decide all questions concerning eligibility for and the amount of any compensation payable under the Plan; (iv) establish, revise and administer Performance Goals under the Plan and certify whether or to what extent they are attained; (v) establish, amend and rescind from time to time procedures and rules to aid in the administration of the Plan; and (vi) make any and all determinations necessary or advisable for the administration, interpretation and application of the Plan. All actions taken by the Committee under the Plan shall be final, conclusive and binding upon the Company, its Subsidiaries, its shareholders, the employees of the Company and its Subsidiaries, and all persons having any right or interest in or under the Plan.

3.2.     Liability of Committee Members; Indemnification. No member of the Committee shall be liable for any act or omission in connection with the execution of the member’s duties or the exercise of the member’s discretion under the Plan, except when such acts or omissions represent gross negligence or willful misconduct. To the extent permitted by the Company’s bylaws and applicable law, the Company shall defend and hold harmless each such person from any and all claims, losses, damages, expenses (including legal expenses and attorneys’ fees) and liabilities (including any amounts paid in settlement with the approval of the Board of Directors) arising from any act or omission with respect to the Plan, except when such acts or omissions represent gross negligence or willful misconduct.

Article IV.     ELIGIBILITY

4.1.     Eligibility to Become a Participant. All employees of the Company and its Subsidiaries are eligible to become Participants. Directors of the Company and its Subsidiaries who are not employees of the Company or one of its Subsidiaries are not eligible to be designated as Participants.

4.2.     Designation of Participants. Prior to commencement of each Performance Period, the CEO shall submit to the Committee the CEO’s non-binding recommendations as to which employees of the Company and its Subsidiaries should be Participants for the Performance Period. Prior to the commencement of the Performance Period, the Committee, in its sole discretion, shall designate the employees of the Company and its Subsidiaries who will be Participants with respect to such Performance Period. Participants shall be identified by name and/or by an objective classification (for example, all salaried employees). The fact that an employee is designated a Participant for a Performance Period does not entitle such employee to receive any compensation under the Plan; the determination as to whether or not a Participant will receive any compensation pursuant to the Plan shall be determined solely in accordance with Article V and Article VI.

Article V.     PERFORMANCE GOALS;
INCENTIVE COMPENSATION FORMULAS

5.1.     Establishment of Performance Goals. Not later than 90 days after the commencement of a Performance Period (and in any event prior to the date when twenty-five percent (25%) of the Performance Period has elapsed), the Committee shall establish in writing one or more performance goals (“Performance Goals”) for the Performance Period for every individual who is a Participant with respect to such Performance Period. Performance Goals shall be based on one or more of the Performance Criteria and may be based on either the performance of the Company or one or more of its segments over the Performance Period or, if the Participant is employed by a Subsidiary or division of the Company during the Performance Period, the performance during the Performance Period of such Subsidiary or division. The Committee may establish different Performance Goals, and may base Performance Goals on different Performance Criteria, for different Participants and/or different classes of Participants. Each Performance Goal established shall be an objective goal (meaning that a third party having knowledge of the relevant facts would be able to determine whether the Performance Goal has been met.)

5.2.     Calculation of Incentive Compensation. Not later than 90 days after the commencement of a Performance Period (and in any event prior to the date when twenty-five percent (25%) of the Performance Period has elapsed), the Committee shall also establish in writing, with respect to each Performance Goal established, the formula or method for determining the amount of compensation payable if the Performance Goal is met to Participants for whom the Performance Goal has been established. The formula or method must be objective (meaning that a third party having knowledge of the relevant facts would be able to determine the amount of compensation payable to each affected Participant if the Performance Goal is met.) The formula or method shall specify the individual Participant(s) or class(es) of Participants to which it applies.

5.3.     Limitation on Incentive Compensation. Regardless of the formula or method established by the Committee pursuant to Section 5.2, in no event shall any Participant be entitled to receive compensation pursuant to the Plan in excess of $1,500,000 during any calendar year (the “Compensation Limit”).

Article VI.     PAYMENT

6.1.     Payment. No payment under the Plan shall be made to any Participant unless and until the Committee certifies in writing that the relevant Performance Goal(s) and any other material preconditions to such payment were in fact satisfied. The Company shall make payments to Participants as soon as reasonably practicable after the Committee has made the foregoing certification in writing, and any and all payments shall be made after the end of the Performance Period but before the end of the calendar year in which the relevant Performance Period ended; provided that a Participant may elect to defer part or all of any payments to which the Participant is entitled under the Plan to the extent, if any, permitted and provided for by any deferred compensation plan or program that the Company or one of its Subsidiaries may elect to establish and maintain and provided that such election is made in compliance with the applicable requirements of Section 409A of the Code. Neither the Company nor its Subsidiaries nor any of their officers, directors, employees or agents makes any representation as to the tax treatment of any such deferred payments. Payments under the Plan may be subject to such terms and conditions (including terms regarding vesting and forfeiture) as the Committee may establish in writing not later than 90 days after the commencement of a Performance Period (and in any event prior to the date when twenty-five (25%) of the Performance Period has elapsed), provided that such terms and conditions do not conflict with the terms of the Plan. All payments under the Plan shall be in cash.

6.2.     Termination of Employment. Unless the Committee expressly provides otherwise in writing, no Participant shall be entitled to any payment under the Plan with respect to a Performance Period if the Participant at any time during the Performance Period is not an employee of either the Company or one of its Subsidiaries. Notwithstanding the preceding sentence, unless the Committee expressly provides otherwise in writing, if the Participant ceases to be an employee of either the Company or one of its Subsidiaries during the Performance Period due to the Participant’s retirement (provided that the Participant is at least age 62), death or permanent and total disability (as defined in Code Section 22(e)(3)), the Participant shall be entitled to a percentage portion of the payment, if any, that the Participant would have been entitled to had the Participant remained employed by the Company or one of its Subsidiaries throughout the Performance Period, where the percentage shall be the percentage of the Performance Period during which the Participant was an employee of the Company or one of its Subsidiaries. This Section 6.2 shall not affect the timing of any payment made in accordance with this Section, which timing shall continue to be in accordance with Section 6.1.

6.3.     Transfer of Employment within Corporate Group. If a Participant would be entitled to compensation based on attainment of a Performance Goal relating to the performance of the Subsidiary or division of the Company (a “Subsidiary Goal”) employing the Participant at the commencement of the Performance Period and during the Performance Period the Participant ceases to be employed by such Subsidiary or division but remains an employee of the Company or another Subsidiary or division throughout the remainder of the Performance Period, the Participant shall only be entitled to a percentage portion of the payment, if any, that the Participant would have been entitled to based on the attainment of the Subsidiary Goal (absent this Section 6.3) had the Participant remained employed by the Subsidiary or division that employed the Participant at the commencement of the Performance Period; the percentage shall be the percentage of the Performance Period during which the Participant was an employee of the Subsidiary or division, as the case may be, to which the Subsidiary Goal related. This Section 6.3 shall not affect the timing of any payment made in accordance with this Section, which timing shall continue to be in accordance with Section 6.1.

6.4.     Liability for Incentive Compensation Payments. The Company or the Subsidiary, as the case may be, that employed the Participant at the commencement of a Performance Period shall be solely liable for any payments due to a Participant under the Plan with respect to such Performance Period.

Article VII.     MISCELLANEOUS

7.1.     No Assignment, etc. No compensation that may be payable under the Plan shall be subject in any manner to alienation, anticipation, sale, transfer (except by will or the laws of descent and distribution), assignment, pledge or encumbrance.

7.2.     No Right, Title or Interest in Company Assets. To the extent that any person acquires a right to receive payments from the Company or one of its Subsidiaries under this Plan, such rights shall be no greater than the rights of an unsecured creditor of the Company or the Subsidiary, as the case may be, and such person shall not have any rights in or against any specific assets of the Company or any of its Subsidiaries.

7.3.     No Right to Employment. Participation in the Plan with respect to any Performance Period shall not give any person any right to remain in the employ of the Company or any of its Subsidiaries during such Performance Period or at any other time nor shall it give any person the right to be a Participant with respect to any other Performance Period. Neither this Plan nor any document referring to or created in connection with this Plan in any way shall affect the right of the Company and its Subsidiaries to terminate any employee at any time for any reason or no reason.

7.4.     Amendment and Termination. Subject to applicable law, the Board may at any time, with or without notice, amend, suspend or terminate the Plan, provided that no amendment that would require shareholder approval shall be effective without such shareholder approval.

7.5.      Section409A Compliance. This Plan and any and all awards and payments under or pursuant to the Plan are intended to comply with the requirements of Section 409A of the Code (“Section 409A") or applicable exemptions therefrom and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Plan, payments provided under this Plan may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Plan that may be excluded from Section 409A as a short-term deferral or otherwise shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, if any amounts payable under this Plan are payable in installments, each installment shall be treated as a separate payment. Under no circumstances shall any Participant or other payment recipient be permitted to designate the taxable year in which any payment is made under this Plan if such payment could be made in more than one taxable year.

7.6.      Tax Withholding. The Company and its Subsidiaries shall have the right to deduct and withhold from all payments under the Plan all sums required to be withheld by any applicable tax laws and regulations with respect to the payment of any compensation under the Plan.

7.7.     Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Georgia, except to the extent that such laws may be preempted by federal law.

7.8.     Effective Date; Term. The Plan was originally effective as of June 1, 2000 and was amended and restated effective November 19, 2020. The amendment and restatement of the Plan shall not affect the validity of any compensation arrangement established pursuant to the terms of the Plan prior to such amendment and restatement. The Plan shall remain in effect until terminated by the Board.